                                                                    EXHIBIT 99.1

[UNITED COMMUNITY BANKS LOGO]

For Immediate Release

January 27, 2004

For more information:                             Rex S. Schuette
                                                  Chief Financial Officer
                                                  706-781-2265
                                                  rex_schuette@ucbi.com


                      UNITED COMMUNITY BANKS, INC. REPORTS
                    13% GAIN IN OPERATING EARNINGS PER SHARE
                             FOR FOURTH QUARTER 2003

HIGHLIGHTS:

-        Record 2003 Net Operating Earnings of $1.68 Per Share, Up 14% From a
         Year Ago

-        Loan Demand, Disciplined Execution Helped Drive Growth for Quarter and
         Year

- Stable Net Interest Margin, Strong Credit Quality Provide Foundation for Performance

- Company Again Achieves Long-Term Financial Goals of Sustained Double-Digit EPS Growth and Return on Tangible Equity Above 16%

BLAIRSVILLE, GA, January 27, 2004 - United Community Banks, Inc. (Nasdaq: UCBI), Georgia's third largest bank holding company, today announced fourth quarter results that included a 24% rise in net operating income, a 13% gain in net operating earnings per share, and a 21% increase in total revenue from the same period last year. For the fourth quarter of 2003, net operating income rose to a record $10.6 million from $8.6 million a year earlier. Diluted operating earnings per share of $.44 increased 13% from $.39 for the fourth quarter a year ago. Total revenue, on a taxable equivalent basis, was $44.1 million compared with $36.6 million for the fourth quarter of 2002. Also on an operating basis, return on tangible equity was 19.72% compared with 17.68% a year ago and return on assets was 1.06% compared with 1.08% a year ago.

The fourth quarter performance helped the company gain 20% in net operating income for the full year. For the year 2003, net operating income totaled $39.5 million, compared with $32.8 million for 2002. Diluted operating earnings per share rose 14% to a record $1.68 from $1.48 a year earlier, as total revenue of $170.6 million increased $27.2 million, or 19%, from a year ago. Return on tangible equity for 2003 was 19.24% compared with 17.88% a year ago. At December 31, 2003, book value per common share was $12.70, up 23% from a year ago.

"United Community Banks continued to execute according to plan during the fourth quarter of 2003," said Jimmy Tallent, president and chief executive officer. "Loan demand for the quarter remained strong across all our markets, providing an opportunity for our employees to deliver the highest level of customer service. This, in turn, provided us with a solid foundation to continue to build our business and expand our franchise." At December 31, 2003, assets totaled $4.1 billion - up 27% from last year-end. "This core growth was achieved in a disciplined, step-by-step process throughout the year, without compromising credit quality in a challenging economic environment," Tallent added.

"For both the fourth quarter and full year, we again achieved our stated goals of sustained double-digit growth in operating earnings-per-share and a return on tangible equity, which excludes the effects of acquisition-related intangibles, above 16%," Tallent said.

Net operating income for the fourth quarter and the full year of 2003 excludes merger-related charges. For the fourth quarter, merger-related charges were $580 thousand pre-tax, or $383 thousand after-tax, and $.02 per diluted share. For the full year, merger-related charges were $2.1 million pre-tax, or $1.4 million after-tax, and $.06 per diluted share. The merger-related charges were for legal, investment advisor and other professional fees, as well as the termination of equipment leases and conversion costs related to the acquisition of three branch offices in western North Carolina completed during the fourth quarter of 2003 and the mergers with First Georgia Holding, Inc. ("First Georgia Bank") completed on May 1, 2003, and First Central Bancshares, Inc. ("First Central Bank") completed on March 31, 2003. Including those merger-related charges, net income, diluted earnings per share, return on equity and return on assets for the quarter ended December 31, 2003 were $10.2 million, $.42, 14.19% and 1.02%, respectively. For the full year, net income, diluted earnings per share, return on equity and return on assets including the merger-related charges were $38.1 million, $1.62, 14.79%, and 1.02%, respectively.

"Our ability to service the needs of our customers, combined with the strength of our markets relative to the national economy, helped increase loans by $313 million, or 13% internal core growth, from a year ago," Tallent said. "In addition, the acquisitions of First Central Bank, First Georgia Bank and three branch offices in western North Carolina contributed $321 million in new loans, bringing our total loan growth for the year to $634 million, or 27%. This exceptional core loan growth and our acquisitions pushed total assets to $4.1 billion at December 31, 2003 - more than double our size as compared to five years ago. And, over 70% of this growth was organic."

Taxable equivalent net interest revenue for the fourth quarter rose $7.2 million, or 24%, to $36.8 million from the same period a year ago. Acquisitions during the year, contributed approximately $4.0 million of this increase, leaving the core growth rate at approximately 12%. "Even without the acquisitions and with the weak national economy, we still achieved solid growth in loans and new business," Tallent said.

Taxable equivalent net interest margin for the fourth quarter was 3.96% versus 4.03% a year ago. "Despite this environment of historically low interest rates, United Community Banks has maintained a net interest margin near the 4% level for the past five quarters and we expect the margin to remain near this level for 2004," Tallent said. "With a stable margin at the 4% level, we are prepared to maintain our earnings momentum by achieving a strong base of core business growth combined with continued focus on expense controls."

The fourth quarter provision for loan losses was $1.8 million, unchanged from a year earlier and up $300 thousand from the third quarter of 2003. Non-performing assets totaled $7.6 million and decreased $.4 million from a year ago, while loans outstanding increased $634 million. Non-performing assets as a percentage of total assets were .19% at December 31, 2003, compared with .25% at December 31, 2002. "Our excellent credit quality continues to be the foundation for superior financial performance," Tallent said. "Credit quality remains sound thanks to the tireless efforts of our exceptional team of bankers. Our strategy of securing loans with hard assets remains the key to our credit quality success."

Fee revenue of $9.1 million for the fourth quarter increased $.3 million, or 3%, from $8.8 million a year ago. Mortgage loan and related fees were $1.8 million and down $.9 million from a year ago, due to the lower level of mortgage refinancing activity caused by a rise in long-term interest rates. Service charges and fees on deposit accounts were $5.0 million, up $1.4 million due to the recent acquisitions, increasing popularity of new products and services introduced last year, and growth in transactions and new accounts. Tallent commented, "As part of our balance sheet outlook and strategy during the fourth quarter of 2003, fee revenue was reduced by net charges of $150 thousand, this included $787 thousand of charges for the early prepayment of higher-rate Federal Home Loan Bank advances, which was partially offset by taking securities gains of $622 thousand--both part of the same overall balance sheet management strategy. A similar strategy and restructuring took place during the fourth quarter of 2002."

Operating expenses were $27.6 million, up $4.6 million, or 20%, from the fourth quarter of 2002. Included in the fourth quarter of 2003 were operating expenses for the two banks merged earlier this year and the three branches purchased in the fourth quarter, which totaled $3.9 million, leaving the underlying core expense growth rate at 4%. Salaries and employee benefits of $17.4 million increased $2.4 million, or 16%, with approximately $2.0 million of this increase resulting from the recent acquisitions. The balance of the increase was due to normal merit increases for staff that was partially offset by lower incentive compensation associated with the slowdown in mortgage refinancing activities. Staff levels at December 31, 2003, excluding acquisitions, were up only five persons from a year ago. Communications and equipment expenses of $2.3 million increased $.4 million, or 24%, primarily resulting from recent acquisitions. Excluding the acquisitions, communications and equipment expenses increased 9%, due to depreciation and amortization costs for software, telecommunications, and technology equipment added over the last twelve months. Increases in all other operating expense categories were primarily due to the acquisitions and business growth.

"We continue to diligently monitor and control expenses while growing our customer base and revenue," Tallent said. "Excluding acquisitions, total revenue for the quarter increased 7% while operating expenses rose 4%. This provided a positive operating leverage of 3%, which contributed to our 13% growth in diluted earnings per share for the fourth quarter. Our operating efficiency ratio was 59.81% compared with 59.94% a year ago. We are striving for a long-term efficiency ratio in the range of 58% to 60%, which we believe is reasonable given our service-oriented community banking model," Tallent added.

"Looking forward to 2004, we believe United Community Banks remains on target to achieve earnings per share growth within our long-term goal of 12% to 15%," Tallent said. "We anticipate core loan growth in the range of 10% to 14% through 2004, and we expect our net interest margin to remain near the 4% level. Our outlook is based on flat short-term rates through 2004 and other assumptions that include a continued, stable economic environment in our markets combined with strong credit quality. We remain committed to providing superior customer service, improving our operating efficiency while maintaining solid credit quality and growing our franchise - both internally and through selective de novo offices and mergers."

Other Items

Under United Community Banks' stock purchase program, a total of 1.5 million shares may be purchased through December 31, 2004. No shares were purchased during the fourth quarter. As of December 31, 2003, a total of 874,000 shares had been purchased over the past three years with an average cost per share of $22.17.

On January 19, 2004, the Board of Directors declared a regular first-quarter 2004 cash dividend of $.09 per common share, payable April 1, 2004, to shareholders of record as of the close of business on March 15, 2004. "This represents an annual cash dividend of $.36 per share and a $.06 per share, increase or 20% over the dividends paid for 2003," Tallent said. "This increase reflects our continued strong performance and commitment to deliver value to our shareholders.

"United Community Banks' growth strategy is focused primarily on internal growth within our markets. Additionally, if we have the right people, we will expand through de novo offices and make selective acquisitions of bank and branch offices," Tallent said. As part of this growth strategy, United Community Banks completed the mergers of First Central Bank, headquartered in Lenoir City, Tennessee and First Georgia Bank, headquartered in Brunswick, Georgia during the first half of 2003. Combined, the mergers added 14 banking offices with approximately $310 million in loans, $410 million in deposits and $53 million in intangible assets. Further, during the fourth quarter, United Community Banks completed the purchase of three branches located in Avery, Mitchell, and Graham counties in western North Carolina from another financial institution. In aggregate, the branches had deposits of $70 million, loans of $10 million and intangible assets of $7 million.

"As part of our de novo strategy, we found a team of four bankers with over fifty combined years of experience, primarily in Savannah, Georgia and opened a de novo bank in that market during the fourth quarter of 2003," Tallent said. "This new bank supports our strategy of finding the right bankers making it possible to expand our franchise in the attractive and affluent coastal Georgia market. This further complements our merger earlier this year with First Georgia Bank in Brunswick," Tallent commented. "Additionally, we recently opened two de novo bank offices in Mitchell and Yancey counties in western North Carolina. These new opportunities were the direct result of our recent acquisition of three branches earlier in the quarter in adjacent markets. In both markets we were able to hire staff with significant in - market experience. We now have 18 banking offices in western North Carolina and 72 banking offices throughout our franchise," Tallent added.

"Looking ahead, we see excellent opportunities to expand and fill-in our markets through de novo offices. We first find the experienced bankers who know the market and share our community banking philosophy of providing the highest level of personal service available. Then, we build the bricks and mortar," Tallent said. "We will continue to grow and expand our markets to serve our customers and our shareholders, using an opportunistic strategy centered on both de novo offices and selective mergers."

Conference Call

United Community Banks will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook for 2004, on Tuesday, January 27, 2004 at 11:00 a.m. ET. The telephone number for the conference call is (888) 266-1047. The conference call will also be available by web-cast within the Investor Relations section of the company's web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $4.1 billion and operates 20 community banks with 72 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company's web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward Looking Statements" on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

                                (Tables Follow)

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003

-----------------------------------------------------------------------------------------------------------------------------------
                                                   2003                          2002       FOURTH
                                ---------------------------------------------  ---------    QUARTER     FOR THE TWELVE        YTD
(in thousands, except per share  FOURTH       THIRD      SECOND      FIRST       FOURTH    2003-2002     MONTHS ENDED      2003-2002
data; taxable equivalent)       QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     CHANGE    2003          2002     CHANGE
------------------------------------------------------------------------------------------------------------------------------------
INCOME SUMMARY                (Unaudited) (Unaudited) (Unaudited) (Unaudited) (Unaudited)           (Unaudited) (Unaudited)
Interest revenue              $   53,943  $   53,731  $  53,261   $  48,403    $  48,579             $ 209,338   $ 195,932
Interest expense                  17,098      17,446     18,467      17,589       18,964                70,600      76,357
                              ----------  ----------  ---------   ---------    ---------             ---------   ---------
    Net interest revenue          36,845      36,285     34,794      30,814       29,615      24%      138,738     119,575      16%
Provision for loan losses          1,800       1,500      1,500       1,500        1,800                 6,300       6,900
Total fee revenue                  9,090      10,401     10,316       8,377        8,784       3        38,184      30,734      24
                              ----------  ----------  ---------   ---------    ---------             ---------   ---------
   TOTAL REVENUE                  44,135      45,186     43,610      37,691       36,599      21       170,622     143,409      19
Operating expenses (1)            27,572      28,712     27,699      23,917       23,005      20       107,900      91,124      18
                              ----------  ----------  ---------   ---------    ---------             ---------   ---------
    Income before taxes           16,563      16,474     15,911      13,774       13,594      22        62,722      52,285      20
Income taxes                       5,959       6,110      6,014       5,164        5,034                23,247      19,505
                              ----------  ----------  ---------   ---------    ---------             ---------   ---------
   NET OPERATING INCOME           10,604      10,364      9,897       8,610        8,560      24        39,475      32,780      20
 Merger-related charges,
  net of tax                         383          --        428         546           --                 1,357          --
                              ----------  ----------  ---------   ---------    ---------             ---------   ---------
    NET INCOME                $   10,221  $   10,364  $   9,469   $   8,064    $   8,560      19     $  38,118   $  32,780      16
                              ==========  ==========  =========   =========    =========             =========   =========

OPERATING PERFORMANCE (1)
  Earnings per common share:
    Basic                     $      .45  $      .44  $     .43   $     .40    $     .40      13     $    1.73   $    1.53      13
    Diluted                          .44         .43        .42         .39          .39      13          1.68        1.48      14
  Return on equity (2)             14.73%      14.90%     15.43%      16.55%       16.42%                15.32%      16.54%
  Return on tangible
   equity (3)                      19.72       19.94      19.54       17.79        17.68                 19.24       17.88
  Return on assets                  1.06        1.06       1.06        1.07         1.08                  1.06        1.11
  Efficiency ratio                 59.81       61.34      61.40       61.03        59.94                 60.89       60.66
  Dividend payout ratio            16.67       17.05      17.44       18.75        15.63                 17.34       16.34

GAAP PERFORMANCE
  PER COMMON SHARE
    Basic earnings            $      .43        $.44  $     .41   $     .38    $     .40       8     $    1.67   $    1.53       9
    Diluted earnings                 .42         .43        .40         .37          .39       8          1.62        1.48       9
    Cash dividends declared         .075        .075       .075        .075        .0625      20           .30         .25      20
    Book value                     12.70       12.31      12.22       11.09        10.34      23         12.70       10.34      23
    Tangible book value (3)         9.77        9.66       9.55        9.59         9.74                  9.77        9.74

  KEY PERFORMANCE RATIOS
    Return on equity (2)           14.19%      14.90%     14.76%      15.50%       16.42%                14.79%      16.54%
    Return on assets                1.02        1.06       1.01        1.00         1.08                  1.02        1.11
    Efficency ratio                61.07       61.34      62.88       63.17        59.94                 62.07       60.66
    Net interest margin             3.96        3.97       3.99        4.05         4.03                  3.99        4.33
    Dividend payout ratio          17.44       17.05      18.29       19.74        15.63                 17.96       16.34
    Equity to assets                7.41        7.35       7.19        6.84         6.92                  7.21        7.01
    Equity to assets
     (tangible) (3)                 5.82        5.85       6.03        6.47         6.53                  6.02        6.60

ASSET QUALITY
  Allowance for loan losses   $   38,655  $   37,773  $  37,353   $  33,022    $  30,914             $  38,655   $  30,914
  Non-performing assets            7,589       7,998      8,232       7,745        8,019                 7,589       8,019
  Net charge-offs                    918       1,080      1,069       1,030        1,186                 4,097       3,111
  Allowance for loan
   losses to loans                  1.28%       1.29%      1.31%       1.30%        1.30%                 1.28%       1.30%
  Non-performing assets
   to total assets                   .19         .20        .21         .22          .25                   .19         .25
  Net charge-offs to
   average loans                     .12         .15        .16         .17          .20                   .15         .14

AVERAGE BALANCES
  Loans                       $2,959,626  $2,881,375  $2,742,952  $2,422,542   $2,358,021      26    $2,753,451  $2,239,875      23
  Earning assets (4)           3,695,197   3,629,819   3,497,851   3,072,719    2,919,613      27     3,476,030   2,761,265      26
  Total assets                 3,961,384   3,888,141   3,756,689   3,269,481    3,138,747      26     3,721,284   2,959,295      26
  Deposits                     2,843,600   2,826,900   2,829,986   2,466,801    2,408,773      18     2,743,087   2,311,717      19
  Stockholders' equity           293,464     285,790     269,972     223,599      217,051      35       268,446     207,312      29
  Common shares
   outstanding:
    Basic                         23,506      23,408      22,853      21,218       21,293                22,754      21,375
    Diluted                       24,260      24,123      23,592      21,957       22,078                23,501      22,161

AT PERIOD END
  Loans                       $3,015,997  $2,918,412  $2,861,481  $2,546,001   $2,381,798      27    $3,015,997  $2,381,798      27
  Earning assets               3,796,332   3,676,018   3,642,545   3,304,232    3,029,409      25     3,796,332   3,029,409      25
  Total assets                 4,068,834   3,942,139   3,905,929   3,579,004    3,211,344      27     4,068,834   3,211,344      27
  Deposits                     2,857,449   2,790,331   2,870,926   2,723,574    2,385,239      20     2,857,449   2,385,239      20
  Stockholders' equity           299,373     289,713     285,500     245,699      221,579      35       299,373     221,579      35
  Common shares
   outstanding                    23,526      23,488      23,311      22,037       21,263      11        23,526      21,263      11


(1) Excludes pre-tax merger-related charges totaling $580,000 or $.02 per diluted common share, $668,000 or $.02 per diluted common share and $840,000 or $.02 per diluted common share recorded in the fourth, second and first quarters, respectively, of 2003.

(2) Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3) Excludes effect of acquisition related intangibles and associated amortization.

(4)      Excludes unrealized gains and losses on securities available for sale.

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE YEARS ENDED DECEMBER 31,

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE                                                                                            5 YEAR
DATA; TAXABLE EQUIVALENT)            2003          2002          2001          2000           1999         1998             CAGR
------------------------------------------------------------------------------------------------------------------------------------
INCOME SUMMARY
Interest revenue                  $  209,338    $  195,932    $  210,036    $  213,115    $  171,211    $  135,706
Interest expense                      70,600        76,357       100,874       116,591        90,242        67,664
                                  ----------    ----------    ----------    ----------    ----------    ----------
    Net interest revenue             138,738       119,575       109,162        96,524        80,969        68,042            15%
Provision for loan losses              6,300         6,900         6,000         7,264         5,966         3,014
Total fee revenue                     38,184        30,734        25,267        18,867        15,693        12,979            24
                                  ----------    ----------    ----------    ----------    ----------    ----------
   TOTAL REVENUE                     170,622       143,409       128,429       108,127        90,696        78,007            17
Operating expenses (1)               107,900        91,124        83,906        74,043        63,505        53,104            15
                                  ----------    ----------    ----------    ----------    ----------    ----------
    Income before taxes               62,722        52,285        44,523        34,084        27,191        24,903            20
Income taxes                          23,247        19,505        16,208        12,337         9,938         9,253
                                  ----------    ----------    ----------    ----------    ----------    ----------
   NET OPERATING INCOME               39,475        32,780        28,315        21,747        17,253        15,650            20
Merger-related charges,
  net of tax                           1,357          --           1,084         7,230         1,155          --
                                  ----------    ----------    ----------    ----------    ----------    ----------
   NET INCOME                     $   38,118    $   32,780    $   27,231    $   14,517    $   16,098    $   15,650            19
                                  ==========    ==========    ==========    ==========    ==========    ==========

OPERATING PERFORMANCE (1)
 Earnings per common share:
   Basic                          $     1.73    $     1.53    $     1.33    $     1.05    $      .86    $      .78            17
   Diluted                              1.68          1.48          1.30          1.03           .84           .77            17
 Return on equity (2)                  15.32%        16.54%        16.73%        15.06%        14.42%        14.91%
 Return on tangible
   equity (3)                          19.24         17.88         18.19         16.74         16.37         16.59
 Return on assets                       1.06          1.11          1.10           .89           .81          1.00
 Efficiency ratio                      60.89         60.66         62.52         64.15         66.07         66.20
 Dividend payout ratio                 17.34         16.34         15.04         14.24         11.68          9.55

GAAP PERFORMANCE
 PER COMMON SHARE
   Basic earnings                 $     1.67    $     1.53    $     1.28    $      .70    $      .80    $      .78            16
   Diluted earnings                     1.62          1.48          1.25           .69           .78           .77            16
   Cash dividends declared               .30           .25           .20           .15           .10          .075            32
   Book value                          12.70         10.34          8.97          7.40          5.91          5.86            17
   Tangible book value (3)              9.77          9.74          8.10          6.74          5.89          5.40            13

 KEY PERFORMANCE RATIOS
   Return on equity (2)                14.79%        16.54%        16.08%        10.04%        13.46%        14.91%
   Return on assets                     1.02          1.11          1.05           .59           .75          1.00
   Efficiency ratio                    62.07         60.66         63.72         69.15         67.99         66.20
   Net interest margin                  3.99          4.33          4.51          4.16          4.07          4.69
   Dividend payout ratio               17.96         16.34         15.63         21.28         12.50          9.55
   Equity to assets                     7.21          7.01          6.81          5.58          5.47          6.78
   Equity to assets
    (tangible) (3)                      6.02          6.60          6.18          5.49          5.19          6.27

ASSET QUALITY
  Allowance for loan losses       $   38,655    $   30,914    $   27,124    $   24,698    $   20,043    $   14,402
  Non-performing assets                7,589         8,019         9,670         6,716         3,652         2,274
  Net charge-offs                      4,097         3,111         4,578         2,976         2,147         1,016
  Allowance for loan
   losses to loans                      1.28%         1.30%         1.35%         1.38%         1.28%         1.20%
  Non-performing assets
   to  total assets                      .19           .25           .35           .27           .15           .13
  Net charge-offs to
   average loans                         .15           .14           .25           .18           .15           .09

AVERAGE BALANCES
  Loans                           $2,753,451    $2,239,875    $1,854,968    $1,683,403    $1,391,858    $1,089,792            20
  Earning assets (4)               3,476,030     2,761,265     2,419,080     2,319,389     1,987,825     1,452,740            19
  Total assets                     3,721,284     2,959,295     2,585,290     2,453,250     2,139,594     1,565,315            19
  Deposits                         2,743,087     2,311,717     2,010,105     1,941,496     1,659,534     1,328,843            16
  Stockholders' equity               268,446       207,312       176,144       136,810       117,064       106,096            20
  Common shares
   outstanding:
    Basic                             22,754        21,375        21,127        20,600        20,158        19,998
    Diluted                           23,501        22,161        21,749        21,194        20,842        20,610

AT PERIOD END
  Loans                           $3,015,997    $2,381,798    $2,007,990    $1,792,055    $1,564,148    $1,203,495            20
  Earning assets                   3,796,332     3,029,409     2,554,530     2,352,475     2,195,712     1,678,016            18
  Total assets                     4,068,834     3,211,344     2,749,257     2,528,879     2,384,678     1,813,004            18
  Deposits                         2,857,449     2,385,239     2,116,499     1,995,865     1,869,379     1,432,224            15
  Stockholders' equity               299,373       221,579       194,665       158,388       119,312       115,364            21
  Common shares
   outstanding                        23,526        21,263        21,511        21,028        20,189        19,672


(1) Excludes pre-tax merger-related and restructuring charges totaling $2.1 million, or $.06 per diluted common share, recorded in 2003; $1.6 million, or $.05 per diluted common share, recorded in 2001; $10.6 million, or $.34 per diluted common share, recorded in 2000; and $1.8 million, or $.06 per diluted common share, recorded in 1999.

(2) Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3) Excludes effect of acquisition related intangibles and associated amortization.

(4)      Excludes unrealized gains and losses on securities available for sale.

UNITED COMMUNITY BANKS, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

----------------------------------------------------------------------------------------------------------------------
                                                       THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                         DECEMBER 31,                           DECEMBER 31,
                                               ---------------------------------      --------------------------------
(in thousands, except per share data)              2003               2002                2003               2002
----------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE:                              (Unaudited)        (Unaudited)          (Audited)           (Audited)
  Interest and fees on loans                    $  46,574           $  42,025           $ 180,035           $ 168,192
  Interest on federal funds sold and
    deposits in banks                                  84                 149                 391                 576
  Interest on investment securities:
    Taxable                                         6,141               5,050              23,944              21,578
    Tax-exempt                                        655                 772               2,819               3,207
                                                ---------           ---------           ---------           ---------
      Total interest revenue                       53,454              47,996             207,189             193,553
                                                ---------           ---------           ---------           ---------

INTEREST EXPENSE:
  Interest on deposits:
    Demand                                          1,712               3,046               7,831              11,515
    Savings                                            82                 110                 369                 508
    Time                                            9,079              10,851              39,752              45,206
  Other borrowings                                  6,225               4,957              22,648              19,128
                                                ---------           ---------           ---------           ---------
    Total interest expense                         17,098              18,964              70,600              76,357
                                                ---------           ---------           ---------           ---------
    Net interest revenue                           36,356              29,032             136,589             117,196
Provision for loan losses                           1,800               1,800               6,300               6,900
                                                ---------           ---------           ---------           ---------
  Net interest revenue after provision
    for loan losses                                34,556              27,232             130,289             110,296
                                                ---------           ---------           ---------           ---------

FEE REVENUE:
  Service charges and fees                          5,018               3,664              18,288              13,465
  Mortgage loan and related fees                    1,753               2,664              10,515               7,751
  Consulting fees                                   1,033               1,231               4,399               4,612
  Brokerage fees                                      606                 419               1,921               1,875
  Securities gains, net                               622                 573                 497                 637
  Loss on prepayments of borrowings                  (787)               (552)               (787)               (552)
  Other                                               845                 785               3,351               2,946
                                                ---------           ---------           ---------           ---------
    Total fee revenue                               9,090               8,784              38,184              30,734
                                                ---------           ---------           ---------           ---------
    TOTAL REVENUE                                  43,646              36,016             168,473             141,030
                                                ---------           ---------           ---------           ---------

OPERATING EXPENSES:
  Salaries and employee benefits                   17,379              14,949              68,044              57,735
  Occupancy                                         2,143               2,038               8,783               8,261
  Communications and equipment                      2,287               1,847               8,601               6,555
  Postage, printing and supplies                    1,085                 895               4,439               3,731
  Professional fees                                   903                 747               3,910               3,368
  Advertising and public relations                    629                 636               3,068               2,994
  Amortization of intangibles                         359                  85               1,065                 340
  Merger-related charges                              580                  --               2,088                  --
  Other                                             2,787               1,808               9,990               8,140
                                                ---------           ---------           ---------           ---------
    Total operating expenses                       28,152              23,005             109,988              91,124
                                                ---------           ---------           ---------           ---------
  Income before income taxes                       15,494              13,011              58,485              49,906
Income taxes                                        5,273               4,451              20,367              17,126
                                                ---------           ---------           ---------           ---------
  NET INCOME                                    $  10,221           $   8,560           $  38,118           $  32,780
                                                =========           =========           =========           =========

  Net income available to common
    stockholders                                $  10,212           $   8,534           $  38,052           $  32,676
                                                =========           =========           =========           =========

Earnings per common share:
  Basic                                         $     .43           $     .40           $    1.67           $    1.53
  Diluted                                             .42                 .39                1.62                1.48
Average common shares outstanding:
  Basic                                            23,506              21,293              22,754              21,375
  Diluted                                          24,260              22,078              23,501              22,161

UNITED COMMUNITY BANKS, INC.
CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED

-------------------------------------------------------------------------------------------------------------------
                                                                                DECEMBER 31,           DECEMBER 31,
 ($ in thousands)                                                                   2003                  2002
-------------------------------------------------------------------------------------------------------------------
ASSETS                                                                           (Audited)              (Audited)
  Cash and due from banks                                                       $    91,819             $    75,027
  Interest-bearing deposits in banks                                                 68,374                  31,318
  Federal funds sold                                                                   --                      --
                                                                                -----------             -----------
    Cash and cash equivalents                                                       160,193                 106,345

  Securities available for sale                                                     659,891                 559,390
  Mortgage loans held for sale                                                       10,756                  24,080
  Loans, net of unearned income                                                   3,015,997               2,381,798
    Less - allowance for loan losses                                                 38,655                  30,914
                                                                                -----------             -----------
      Loans, net                                                                  2,977,342               2,350,884

  Premises and equipment, net                                                        87,439                  70,748
  Accrued interest receivable                                                        20,962                  20,275
  Intangible assets                                                                  72,213                  12,767
  Other assets                                                                       80,038                  66,855
                                                                                -----------             -----------
     TOTAL ASSETS                                                               $ 4,068,834             $ 3,211,344
                                                                                ===========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand                                                                      $   412,309             $   297,613
    Interest-bearing demand                                                         846,022                 734,494
    Savings                                                                         140,619                 100,523
    Time                                                                          1,458,499               1,252,609
                                                                                -----------             -----------
      Total deposits                                                              2,857,449               2,385,239

  Accrued expenses and other liabilities                                             21,147                  17,222
  Federal funds purchased and repurchase agreements                                 102,849                  20,263
  Federal Home Loan Bank advances                                                   635,420                 492,130
  Long-term debt and other borrowings                                               152,596                  74,911
                                                                                -----------             -----------
    TOTAL LIABILITIES                                                             3,769,461               2,989,765
                                                                                -----------             -----------

Stockholders' equity:
  Preferred stock, $1 par value; $10 stated value; 10,000,000 shares
    authorized; 55,900 and 172,600 shares issued and outstanding                        559                   1,726
  Common stock, $1 par value; 50,000,000 shares authorized;
    23,804,382 and 21,805,924 shares issued                                          23,804                  21,806
  Capital surplus                                                                   107,854                  62,495
  Retained earnings                                                                 166,887                 135,709
  Treasury stock; 278,350 and 542,652 shares, at cost                                (7,120)                (11,432)
  Accumulated other comprehensive income                                              7,389                  11,275
                                                                                -----------             -----------
    TOTAL STOCKHOLDERS' EQUITY                                                      299,373                 221,579

                                                                                -----------             -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 4,068,834             $ 3,211,344
                                                                                ===========             ===========